US AMATEUR SPORTS, INC.
                                SUBSIDIARIES
                             as of March 31, 2000




                                 State of        Name Under Which
Subsidiary Name and Address      Incorporation   Business is Conducted
---------------------------      -------------   ---------------------

US Amateur Sports Company        Florida         US Amateur Sports Company

USA Performance Products, Inc.   Florida         USA Performance Products